EXHIBIT (8)(V)

AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment is entered into as of March 18, 2013 , by and among Teachers Insurance and Annuity Association of America (the “Company”) on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A of the Agreement (as defined below) as may be amended from time to time (individually and collectively the “Account”), the TIAA-CREF Funds, (formerly, the TIAA-CREF Institutional Mutual Funds), Teachers Advisors, Inc. (“Adviser”) and Teachers Personal Investors Services, Inc. (“Underwriter”). For purposes of this Amendment, TIAA-CREF Funds, Adviser and Underwriter are together referred to as “You.”

RECITALS

WHEREAS, the parties entered into a Participation Agreement dated December 21, 2006, as amended (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Company invests in shares of certain of the Funds as funding vehicles for Accounts that issue variable annuity products to persons that are registered owners of such products on the books and records of the Company, and the Company, through the Account, maintains on the books of the Funds one or more account(s) that hold Shares of the Funds; and

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereby agree to amend the Agreement as follows:

1. Amendment.

(a)	Representations Related to the Commodity Exchange Act. Article 2 of the Agreement is amended to include the following:

2.8 You represent that the investment manager, with respect to the Fund(s) listed in Schedule B of the Agreement that are available for investment by the investment accounts of TIAA Separate Account VA-3, has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. In addition, You represent that the investment manager to those Fund(s) is relying on an exclusion from the definition of “commodity trading advisor” (“CTA”) under the CEA and the CFTC rules promulgated thereunder, or is otherwise exempt from registration as a CTA, and therefore is not subject to regulation as a CTA. To the extent that the investment manager to the Fund(s) becomes no longer eligible, or actively takes steps so that it will no longer be eligible, to claim or rely on an exclusion from the definition of a CPO or CTA, or an exemption from registration as a CPO or CTA, You agree to provide the Company with immediate notice, in writing, of such change in, or plans to change, regulatory status.

2. Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

4. Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. Facsimile signatures shall have the same effect as manual signatures. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

TIAA-CREF FUNDS

By:	/s/ Phillip G. Goff
Print Name:	Phillip G. Goff
Title:	SVP, Funds Treasurer
Date:	March 6, 2013

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, on behalf of itself and TIAA Separate Account VA-3

By:	/s/ Jason Creel
Print Name:	Jason Creel
Title:	Managing Director
Date:	March 18, 2013

TEACHERS PERSONAL INVESTORS SERVICES, INC.

By:	/s/ Ilene Shore
Print Name:	Ilene Shore
Title:	Chief Operating Officer
Date:	March 6, 2013

TEACHERS ADVISORS, INC.

By:	/s/ John G. Panagakis
Print Name:	John G. Panagakis
Title:	Senior Managing Director
Date:	March 6, 2013

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